Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-208507
Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 3, 2021
Final Term Sheet to Pricing Supplement No. WFC120 dated July 31, 2018

Final Terms
Issuer	Royal Bank of Canada
Term	Approximately 36 months (autocallable annually, beginning approximately one year after the issue date)
Index	EURO STOXX 50® Index
Pricing Date	July 31, 2018
Original Issue Date	August 3, 2018
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Call Event
The securities will be automatically called if the closing level of the Index on any call date is greater than or equal to the Initial Index Level. If a call event occurs, you will receive a call price equal to the issue price of $1,000 per security, plus the call premium corresponding to the applicable call date. See “Call Dates, Call Premiums and Call Prices” on page 3

Call Dates	August 5, 2019; August 3, 2020; and July 27, 2021 (the last call date, July 27, 2021, is also the “valuation date”)
Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the maturity date)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	August 3, 2021
Initial Index Level	3,525.49
Final Index Level	The closing level of the Index on the valuation date
Buffer Level	3,172.941, which is 90% of the Initial Index Level
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	3.00%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP	78013XNM6
Investment description
•	Linked to the EURO STOXX 50® Index
•
Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Index

•
Call Event. If the closing level of the Index on any call date is greater than or equal to the Initial Index Level, the securities will be automatically called, and you will receive on the related call settlement date the issue price of $1,000 plus the call premium applicable to that call date

Call Date	Call Premium
August 5, 2019	10.00% of the issue price
August 3, 2020	20.00% of the issue price
July 27, 2021	30.00% of the issue price
•	Payment at Maturity. If a call event does not occur, the payment at maturity will be based on the closing level of the Index on the final calculation day as follows:
o If the level of the Index decreases but the decrease is not more than 10%:
You will be repaid the initial public offering price
o If the level of the Index decreases by more than 10%:
You will receive less than the initial public offering price and will have 1-to-1 downside exposure to any decrease in the level of the Index in excess of 10%
•	Investors may lose up to 90% of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the issuer of any securities represented by the Index for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the date of the accompanying pricing supplement is $968.45 per $1,000 in principal amount, which is less than the public offering price. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement and prospectus supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile
The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the closing level of the Index from the pricing date to the applicable call date (including the valuation date), reflecting the Buffer Level equal to 90% of the Initial Index Level and the Call Premiums set forth below.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual Final Index Level; and (iv) whether you hold your securities to the call settlement date or maturity.

Hypothetical returns

If the securities are automatically called:
Hypothetical call date on which securities are automatically called	Call Premium	Call Price
1st call date	10.00%	$1,100.00
2nd call date	20.00%	$1,200.00
3rd call date	30.00%	$1,300.00

If the securities are not automatically called:
Hypothetical Final Index Level	Hypothetical percentage change from the hypothetical Initial Index Level to the hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security	Hypothetical pre- tax total rate of return
2,850.00	-5.00%	$1,000.00	0.00%
2,700.00	-10.00%	$1,000.00	0.00%
2,670.00	-11.00%	$990.00	-1.00%
2,400.00	-20.00%	$900.00	-10.00%
2,250.00	-25.00%	$850.00	-15.00%
1,500.00	-50.00%	$600.00	-40.00%
750.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Assumes a hypothetical Initial Index Level of 3,000. The actual Initial Index Level is set forth in the accompanying pricing supplement. Each security has an initial public offering price of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium and the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the Final Index Level.

Call Dates, Call Premiums and Call Prices
Call Date	Call Premium	Call Price
August 5, 2019	10.00% of the issue price	$1,100.00
August 3, 2020	20.00% of the issue price	$1,200.00
July 27, 2021 (which is also the valuation date)	30.00% of the issue price	$1,300.00

The last call date is the valuation date, and payment upon a call event on the valuation date, if applicable, will be made on the maturity date.

How the maturity payment amount is calculated
If a call event does not occur, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the level of the Index based on the Final Index Level relative to the Initial Index Level as follows:

•	If the Final Index Level is less than the Initial Index Level but greater than or equal to the Buffer Level, the maturity payment amount per security will equal the issue price of $1,000.

•	If the Final Index Level is less than the Buffer Level, the maturity payment amount per security will equal:
$1,000 -	($1,000 Í	Buffer Level – Final Index Level Initial Index Level	)

If a call event does not occur and the Final Index Level is less than the Buffer Level, you will lose up to 90% of your principal. If the Final Index Level is zero, the maturity payment amount will be $100.00.
Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the Initial Index Level. You will not participate in any appreciation of the Index beyond the applicable fixed call premium.

EURO STOXX 50® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2008 to July 31, 2018. The closing level on July 31, 2018 was 3,525.49. The historical performance of the Index is not an indication of its future performance during the term of the securities.
Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 90% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your securities are subject to the automatic call associated with a call event
•	Your return is limited and will not reflect the return of owning the common stocks represented by the Index
•	Owning the securities is not the same as owning the common stocks represented by the Index
•	There may not be an active trading market for the securities
•	The amount to be paid upon a call event or at maturity is not linked to the level of the Index at any time other than on each call date and on the valuation date
•	Many factors affect the market value of the securities
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	Changes that affect the Index will affect the market value of the securities and the payment on the securities
•	We have no affiliation with the sponsor of the Index and will not be responsible for any actions taken by the sponsor
•	Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
•	Hedging transactions may affect the return on the securities
•	Our initial estimated value of the securities is less than the initial public offering price

•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set
•	Potential conflicts of interest could arise
•
The calculation agent may postpone the valuation date or any call date and, therefore, determination of the closing level of the Index on that date, and the maturity date or any call settlement date, as applicable, if a market disruption event occurs

•	There are potential conflicts of interest between you and the calculation agent
•	Risks associated with non-U.S. companies
•	The securities will not be adjusted for changes in exchange rates
•	Significant aspects of the tax treatment of the securities are uncertain

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.
Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.